Exhibit 99.1

NEWS RELEASE for December 1, 2009 at 6:00 AM EST

Contact:	Allen & Caron Inc	Gail Itow
	Jill Bertotti (investors)	Chief Financial Officer
	jill@allencaron.com	Netlist, Inc.
	Len Hall (media)	(949) 435-0025
len@allencaron.com
(949) 474-4300

NETLIST RESPONDS TO INPHI LAWSUIT

IRVINE, CA (December 1, 2009) . . . Netlist, Inc. (NASDAQ: NLST) today announced that the legal action filed by Inphi Corporation Monday is without merit and appears to be in response to the patent infringement action filed by Netlist against Inphi in September 2009.

In September, Netlist sued Inphi alleging that Inphi’s iMB line of isolation memory buffer integrated circuits infringe Netlist’s U.S. Patent No. 7,532,537.  Netlist is seeking monetary damages and has requested an injunction barring Inphi from making and selling infringing product and from inducing others to infringe any of the claims of the ‘537 patent.

Netlist’s management and its legal team have reviewed the Inphi patents and believe that Inphi’s claims are without merit and will fail in court.

“The products we are bringing to market, including HyperCloud memory, are important innovations, and they are based on our robust portfolio of intellectual property,” said C.K. Hong, President and CEO of Netlist. “We will continue to vigorously assert our intellectual property against Inphi and any others that make unlawful use of our IP.”

About Netlist, Inc.

Netlist designs and manufactures high-performance memory subsystems for the server and high- performance computing and communications markets.  The Company’s memory subsystems are developed for applications in which high-speed, high-capacity memory, functionality, small form factor, and heat dissipation are key requirements.  These applications include tower-servers, rack-mounted servers, blade servers, high-performance computing clusters, engineering workstations, and telecommunication equipment.  Netlist maintains its headquarters in Irvine, California with manufacturing facilities in Suzhou, China.

Safe Harbor Statement

This news release contains forward-looking statements regarding future events and the future performance of Netlist and its products, including the outcome of pending litigation, future opportunities and growth for the company’s business. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, the rapidly-changing nature of technology; risks associated with intellectual property; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of and demand, for the company’s existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components; fluctuations in the market price of evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K, dated March 30, 2009, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time.  Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # # #